Exhibit 99.1

Press Release
For Further Information Contact:

INVESTORS:	MEDIA:
Matt Schroeder	Karen Rugen
(717) 214-8867	(717) 730-7766
or investor@riteaid.com

FOR IMMEDIATE RELEASE

RITE AID REPORTS FIRST QUARTER FISCAL 2012 RESULTS

•	First Quarter Net Loss of $0.07 per Diluted Share Compared to Prior First Quarter Net Loss of $0.09 per Diluted Share

•	First Quarter Adjusted EBITDA of $262.9 Million Compared to Adjusted EBITDA of $249.8 Million in Prior First Quarter

•	Continued Strong Liquidity of $1.2 Billion at Quarter End

Camp Hill, PA (June 23, 2011) – Rite Aid Corporation (NYSE: RAD) today reported financial results for the first quarter ended May 28, 2011.

The company reported revenues of $6.4 billion, a net loss of $63.1 million or $0.07 per diluted share and Adjusted EBITDA of $262.9 million or 4.1 percent of revenues.  Results benefited from continued growth in same store sales and a decrease in selling, general and administrative (SG&A) expenses partially offset by a decline in gross margin.

“We are pleased with the continued improvement in our results.  We increased Adjusted EBITDA as we again grew same store sales and further reduced operating costs,” said John Standley, Rite Aid president and CEO.  “Our sales initiatives continued to gain traction with the number of members enrolled in our wellness+ customer loyalty program reaching nearly 40 million.  Prescriptions filled in comparable stores increased as customers took advantage of our new pharmacy programs.

“We’re also excited about the new wellness store format we piloted during the quarter,” Standley said. “These totally revamped stores offer expanded clinical services, hundreds of new products that support health and wellness and our unique on-site Wellness Ambassadors.  Even in these early stages, the customer response has been extremely positive.”

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Rite Aid FY12 Q1 Press Release – page 2

First Quarter Summary

Revenues for the 13-week quarter were $6.4 billion, flat to $6.4 billion in last year’s first quarter.  Revenues were positively impacted by an increase in same store sales, which were offset by store closings.

Same store sales for the quarter increased 0.8 percent over the prior-year period.  Front-end same store sales were flat compared to the prior-year period while pharmacy same store sales increased 1.1 percent.  Pharmacy sales included an approximate 145 basis point negative impact from new generic introductions.  The number of prescriptions filled in same stores increased 0.4 percent over the prior year period.  Prescription sales accounted for 68.7 percent of total drugstore sales, and third party prescription revenue was 96.5 percent of pharmacy sales.

Net loss was $63.1 million or $0.07 per diluted share compared to last year’s first quarter net loss of $73.7 million or $0.09 per diluted share.  Decreases in both SG&A and interest expense contributed to the decrease in net loss.  This was partially offset by a decline in front-end margin, which was driven by investments in Rite Aid’s wellness+ customer loyalty program, and a loss on debt modification related to the refinancing of the company’s $343 million Tranche 3 term loan in March 2011.  The Tranche 3 term loan was replaced with a new $343 million Tranche 5 term loan that has an extended maturity and lower interest expense.

Adjusted EBITDA (which is reconciled to net loss on the attached table) was $262.9 million or 4.1 percent of revenues for the first quarter compared to $249.8 million or 3.9 percent of revenues for the like period last year.

In the first quarter, the company relocated 6 stores, remodeled 3 stores and closed 10 stores.  Stores in operation at the end of the first quarter totaled 4,704.

Rite Aid Confirms Fiscal 2012 Guidance

Rite Aid confirmed fiscal 2012 guidance with sales expected to be between $25.7 billion and $26.1 billion, same store sales to range from an increase of 0.5 percent to an increase of 2.0 percent over fiscal 2011 and Adjusted EBITDA (which is reconciled to net loss on the attached table) to be between $800 million and $900 million.  Net loss is expected to be between $370 million and $560 million or a loss per diluted share of $0.42 to $0.64.  Capital expenditures are expected to be approximately $300 million.

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Rite Aid FY12 Q1 Press Release – page 3

Conference Call Broadcast

Rite Aid will hold an analyst call at 8:30 a.m. Eastern Time today with remarks by Rite Aid's management team.  The call will be simulcast via the internet and can be accessed through the websites www.riteaid.com in the conference call section of investor information and www.StreetEvents.com.  Slides related to materials discussed on the call will be available on both sites.  A playback of the call will be available on both sites starting at 12 p.m. Eastern Time today.  A playback of the call will also be available by telephone beginning at 12 p.m. Eastern Time today until 11:59 p.m. Eastern Time on June 25, 2011.  The playback number is 1-800-642-1687 from within the U.S. and Canada or 1-706-645-9291 from outside the U.S. and Canada with the eight-digit reservation number 72882219.

Rite Aid is one of the nation’s leading drugstore chains with approximately 4,700 stores in 31 states and the District of Columbia.  Information about Rite Aid, including corporate background and press releases, is available through Rite Aid’s website at www.riteaid.com.

Statements, including guidance, in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements.  These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, our high level of indebtedness and our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our debt agreements, general economic, market and competitive conditions, our ability to improve the operating performance of our stores in accordance with our long term strategy, the efforts of private and public third-party payers to reduce prescription drug reimbursements and encourage mail order, the ability to realize anticipated results from capital expenditures and cost reduction initiatives, outcomes of legal and regulatory matters and changes in legislation or regulations, including healthcare reform.  These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and in other documents that we file or furnish with the Securities and Exchange Commission, which you are encouraged to read.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements.  Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.  Rite Aid expressly disclaims any current intention  to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

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RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	May 28, 2011	February 26, 2011
ASSETS
Current assets:
Cash and cash equivalents	$230,637	$91,116
Accounts receivable, net	962,475	966,457
Inventories, net of LIFO reserve of $895,013 and $875,012	3,170,491	3,158,145
Prepaid expenses and other current assets	86,923	195,647
Total current assets	4,450,526	4,411,365
Property, plant and equipment, net	1,987,948	2,039,383
Other intangibles, net	611,687	646,177
Other assets	454,008	458,925
Total assets	$7,504,169	$7,555,850

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Current maturities of long-term debt and lease financing obligations	$23,656	$63,045
Accounts payable	1,354,259	1,307,872
Accrued salaries, wages and other current liabilities	1,059,188	1,049,406
Total current liabilities	2,437,103	2,420,323
Long-term debt, less current maturities	6,027,616	6,034,525
Lease financing obligations, less current maturities	119,291	122,295
Other noncurrent liabilities	1,190,396	1,190,074
Total liabilities	9,774,406	9,767,217

Commitments and contingencies	-	-
Stockholders' deficit:
Preferred stock - Series G	1	1
Preferred stock - Series H	164,075	161,650
Common stock	890,221	890,297
Additional paid-in capital	4,282,903	4,281,623
Accumulated deficit	(7,577,885)	(7,514,796)
Accumulated other comprehensive loss	(29,552)	(30,142)
Total stockholders' deficit	(2,270,237)	(2,211,367)
Total liabilities and stockholders' deficit	$7,504,169	$7,555,850

Chart 1

RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(unaudited)

	Thirteen weeks ended May 28, 2011	Thirteen weeks ended May 29, 2010
Revenues	$6,390,793	$6,394,336
Costs and expenses:
Cost of goods sold	4,699,874	4,682,632
Selling, general and administrative expenses	1,586,236	1,622,934
Lease termination and impairment charges	17,090	13,457
Interest expense	130,760	141,619
Loss on debt modifications and retirements, net	22,434	-
(Gain) loss on sale of assets, net	(4,792)	237

	6,451,602	6,460,879

Loss before income taxes	(60,809)	(66,543)
Income tax expense	2,273	7,141
Net loss	$(63,082)	$(73,684)

Basic and diluted loss per share:

Numerator for loss per share:
Net loss	$(63,082)	$(73,684)
Accretion of redeemable preferred stock	(25)	(25)
Cumulative preferred stock dividends	(2,425)	(2,285)
Loss attributable to common stockholders - basic and diluted	$(65,532)	$(75,994)

Basic and diluted weighted average shares	883,915	881,732

Basic and diluted loss per share	$(0.07)	$(0.09)

Chart 2

RITE AID CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL OPERATING AND CASH FLOW  INFORMATION
(Dollars in thousands, except per share amounts)
(unaudited)

	Thirteen weeks ended May 28, 2011	Thirteen weeks ended May 29, 2010

SUPPLEMENTAL OPERATING INFORMATION

Revenues	$6,390,793	$6,394,336
Cost of goods sold	4,699,874	4,682,632
Gross profit	1,690,919	1,711,704
LIFO charge	20,001	20,528
FIFO gross profit	1,710,920	1,732,232

Gross profit as a percentage of revenues	26.46%	26.77%
LIFO charge as a percentage of revenues	0.31%	0.32%
FIFO gross profit as a percentage of revenues	26.77%	27.09%

Selling, general and administrative expenses	1,586,236	1,622,934
Selling, general and administrative expenses as a percentage of revenues	24.82%	25.38%

Cash interest expense	122,192	129,923
Non-cash interest expense	8,568	11,696
Total interest expense	130,760	141,619

Adjusted EBITDA	262,854	249,790
Adjusted EBITDA as a percentage of revenues	4.11%	3.91%

Net loss	(63,082)	(73,684)
Net loss as a percentage of revenues	-0.99%	-1.15%

Total debt	6,170,563	6,269,245
Invested cash	121,603	202,085
Total debt net of invested cash	6,048,960	6,067,160

SUPPLEMENTAL CASH FLOW INFORMATION

Payments for property, plant and equipment	48,755	35,212
Intangible assets acquired	8,072	5,377
Total cash capital expenditures	56,827	40,589
Equipment received for noncash consideration	-	2,028
Equipment financed under capital leases	1,562	-
Gross capital expenditures	$58,389	$42,617

Chart 3

RITE AID CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(In thousands)

	Thirteen weeks ended May 28, 2011	Thirteen weeks ended May 29, 2010

Reconciliation of net loss to adjusted EBITDA:
Net loss	$(63,082)	$(73,684)
Adjustments:
Interest expense	130,760	141,619
Income tax expense	2,273	7,141
Depreciation and amortization	117,090	127,500
LIFO charges	20,001	20,528
Lease termination and impairment charges	17,090	13,457
Stock-based compensation expense	3,571	5,485
(Gain) loss on sale of assets, net	(4,792)	237
Loss on debt modifications and retirements, net	22,434	-
Closed facility liquidation expense	2,647	2,422
Severance costs	(49)	10
Customer loyalty card programs revenue deferral (a)	21,866	5,037
Other	(6,955)	38
Adjusted EBITDA	$262,854	$249,790
Percent of revenues	4.11%	3.91%

Notes:

(a) Relates to deferral of revenues for our customer loyalty programs.

Chart 4

RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	Thirteen weeks ended May 28, 2011	Thirteen weeks ended May 29, 2010

OPERATING ACTIVITIES:
Net loss	$(63,082)	$(73,684)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	117,090	127,500
Lease termination and impairment charges	17,090	13,457
LIFO charges	20,001	20,528
(Gain) loss on sale of assets, net	(4,792)	237
Stock-based compensation expense	3,571	5,485
Loss on debt modifications and retirements, net	22,434	-
Changes in operating assets and liabilities:
Accounts receivable	1,018	(57,153)
Inventories	(32,486)	42,119
Accounts payable	174,597	271,173
Other assets and liabilities, net	129,893	169,905
Net cash provided by operating activities	385,334	519,567
INVESTING ACTIVITIES:
Payments for property, plant and equipment	(48,755)	(35,212)
Intangible assets acquired	(8,072)	(5,377)
Proceeds from dispositions of assets and investments	8,423	4,030
Net cash used in investing activities	(48,404)	(36,559)
FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	341,285	-
Net repayments to revolver	(28,000)	(80,000)
Principal payments on long-term debt	(385,865)	(25,804)
Change in zero balance cash accounts	(122,097)	(153,009)
Net proceeds from the issuance of common stock	57	93
Deferred financing costs paid	(2,789)	-
Net cash used in financing activities	(197,409)	(258,720)
Increase in cash and cash equivalents	139,521	224,288
Cash and cash equivalents, beginning of period	91,116	103,594
Cash and cash equivalents, end of period	$230,637	$327,882

Chart 5

RITE AID CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS GUIDANCE TO ADJUSTED EBITDA GUIDANCE
YEAR ENDING MARCH 3, 2012
(In thousands, except per share amounts)

	Guidance Range
	Low	High

Sales	$25,700,000	$26,100,000

Same store sales	0.50%	2.00%

Gross capital expenditures	$300,000	$300,000

Reconciliation of net loss to adjusted EBITDA:
Net loss	$(560,000)	$(370,000)
Adjustments:
Interest expense	545,000	535,000
Income tax benefit	(10,000)	(15,000)
Depreciation and amortization	460,000	450,000
LIFO charge	80,000	60,000
Store closing and impairment charges	180,000	160,000
Stock-based compensation expense	17,000	14,000
Customer loyalty card programs revenue deferral (a)	45,000	35,000
Loss on debt modification	22,000	22,000
Other	21,000	9,000
Adjusted EBITDA	$800,000	$900,000

Diluted loss per share	$(0.64)	$(0.42)

(a) Relates to deferral of revenues for our customer loyalty programs.

Chart 6